Exhibit 99.1

Captaris Reports Break-Even Results for the First Quarter 2006

Bellevue, Wash. — May 2, 2006 — Captaris, Inc. (NASDAQ: CAPA), a leading provider of Business Information Delivery solutions, today reported financial results for its first quarter ended March 31, 2006.

Total revenue was $19.6 million, an increase of 4% over revenue of $18.7 million in the same quarter last year.  Revenue by category compared to the first quarter of 2005 is as follows:

•	Software revenue was $7.3 million, an increase of $558,000 or 8%

•	Hardware revenue was $4.0 million, a decrease of $628,000 or 14%

•	Maintenance, support and service revenue was $8.3 million, an increase of $896,000 or 12%

Gross profit increased $1.5 million or 12% to $13.9 million compared to the same quarter last year and gross margin improved nearly five percentage points to 71.1% compared to 66.3% in the first quarter of 2005.

Total operating expenses were $14.1 million for the first quarter of 2006, a decrease of $1.5 million or 9% compared to total operating expenses of $15.6 million for the first quarter of 2005.  The Company took steps to reduce its operating cost structure in the fourth quarter of 2005.  The cost reductions resulting from these steps, along with lower marketing program spending and lower professional fees in the first quarter of 2006, were the primary factors behind the decrease in operating expenses compared to the first quarter of 2005. Total operating expenses in each of the first quarters of 2006 and 2005 included $1.0 million earn-out cash receipts related to the sale of the CallXpress product line which were recorded as credits to operating expenses.

The Company recognized stock based compensation expense of $91,000 in the first quarter of 2006, compared to an expense credit for variable stock compensation expense of $195,000 in the first quarter of 2005.  Amortization of intangible assets for the first quarter of 2006 was $835,000, including $481,000 in cost of revenue and $354,000 in operating expenses, compared to $935,000 in the first quarter of 2005, including $481,000 in cost of revenue and $454,000 in operating expenses.

Operating loss in the first quarter of 2006 was $208,000, an improvement of $3.0 million compared to a loss of $3.2 million in the first quarter of 2005.

The Company reported net income for the first quarter of 2006 of $81,000, or breakeven per diluted share, compared to a net loss of $1.9 million, or a loss of $0.07 per diluted share in the same quarter last year and compared to net income of $44,000, or break even per diluted share in the fourth quarter of 2005.

Cash flow from operations was $4.6 million in the first quarter of 2006, an increase of $5.6 million from the first quarter in 2005. Consolidated cash, cash equivalents and investment balances as of March 31, 2006 totaled $55.7 million, an increase of $4.2 million from December 31, 2005. Deferred revenue at March 31, 2006 was $22.7 million, an increase of $450,000 or 2% over the preceding quarter.

“We are pleased to see the benefits of the cost reduction initiatives and tight expense controls we implemented in recent quarters, which have resulted in a substantial drop in our overall operating expenses,” said David P. Anastasi, President and CEO of Captaris. “Combined with a strong improvement in gross margin, we significantly reduced our break-even point and we believe we have positioned the Company for continued improvement in operating leverage.”

“We recently completed our International and North American partner summits which had record attendance from selling partners, customers and strategic partners.  We are very encouraged by the enthusiasm we received for the Company’s strategic long-term growth initiatives.  As we look to the remainder of the year, we will continue to focus on expanding our distribution channels and product portfolio to enable stronger penetration of cross-selling opportunities to our large customer base.  We are confident these changes will enhance our growth prospects going forward and better position us to capitalize on the strong market demand for document processing solutions.”

Stock Repurchase

During the quarter, the Company repurchased approximately 217,000 shares of its outstanding common stock at a cost of approximately $884,000 with an average purchase price of $4.07 per share.  As of May 2, 2006, approximately $15.0 million is available under its repurchase program.  Captaris may repurchase shares under its stock repurchase program subject to open trading windows, overall market conditions, stock prices and its cash position and requirements.  As of March 31, 2006, the total number of outstanding common shares was 28.3 million.

Web Cast Information

The Company will discuss its first quarter results and business outlook for 2006 on its regularly scheduled conference call today at 1:45 pm PT/ 4:45 p.m. ET. The live Web cast of the conference call can be accessed from the Investor Relations section of the Captaris Web site at www.captaris.com or at www.mkr-group.com (under featured events). To access the live conference call, dial 800-240-2430 and give the company name “Captaris.”  An audio replay of the conference call can be accessed at 800-405-2236.  The replay will be available starting two hours after the call and remain in effect until Tuesday, May 9th at 11:59 PT.  The required pass code is 11057642#.

About Captaris, Inc.

Captaris, Inc. is a leading provider of software products that automate business processes, manage documents electronically and provide efficient information delivery. Our product suite of Captaris RightFax, Captaris Workflow and Captaris Alchemy Document Management is distributed through a global network of leading technology partners. We have customers in financial services, healthcare, government and many other industries, and our products are installed in all of the Fortune 100 and many Global 2000 companies. Headquartered in Bellevue, Washington, Captaris was founded in 1982 and is publicly traded on the NASDAQ National Market under the symbol CAPA. For more information please visit www.captaris.com.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding our belief that we have positioned ourselves for improving operating leverage in future quarters and our plan to repurchase shares under our stock repurchase plan. Forward-looking statements include all passages containing verbs such as “aims,” “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects” or “targets” or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect Captaris’ actual results include, among others, the impact, if any, of stock-based compensation charges, the potential failure to maintain and expand Captaris’ network of dealers and resellers or to establish and maintain strategic relationships, inability to integrate recent and future acquisitions, inability to develop new products or product enhancements on a timely basis, inability to protect our proprietary rights or to operate without infringing the patents and proprietary rights of others, and quarterly and seasonal fluctuations in operating results. More information about factors that potentially could affect Captaris’ financial results is included in Captaris’ most recent quarterly report on Form 10-Q and annual report on Form 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Captaris undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

The following are registered trademarks and trademarks of Captaris: Captaris, Alchemy, RightFax, Captaris Document Management, Captaris Interchange and Captaris Workflow.  All other brand names and trademarks are the property of their respective owners.

INVESTOR RELATIONS:
Todd Kehrli or Jim Byers
MKR Group, LLC
(818) 556-3700
Captaris@mkr-group.com
Melanie Canto
Captaris, Inc.
(425) 638-4048
InvestorRelations@Captaris.com

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Captaris, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	March 31, 2006	December 31, 2005

Assets
Current assets:
Cash and cash equivalents	$9,400	$6,420
Short-term investments, available-for-sale	16,720	17,506
Accounts receivable, net	14,273	18,776
Inventories	917	534
Prepaid expenses and other	2,224	1,759
Deferred tax assets and income tax receivable	3,470	4,141

Total current assets	47,004	49,136
Long-term investments, available-for-sale	29,561	27,601
Restricted cash	1,000	1,000
Long-term assets	298	337
Equipment and leasehold improvements, net	5,416	6,200
Intangible assets, net	8,932	9,767
Goodwill	32,371	32,313
Deferred tax assets, net	5,499	4,849

Total assets	$130,081	$131,203

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,367	$4,665
Accrued compensation and benefits	2,859	3,764
Other accrued liabilities	2,247	2,390
Income taxes payable	29	80
Deferred revenue	18,523	18,104

Total current liabilities	28,025	29,003
Accrued liabilities - noncurrent	289	317
Deferred revenue - noncurrent	4,135	4,104

Total Liabilities	32,449	33,424
Shareholders’ equity:
Common stock	283	284
Additional paid-in capital	50,586	50,835
Retained earnings	45,890	45,809
Accumulated other comprehensive income	873	851

Total shareholders’ equity	97,632	97,779

Total liabilities and shareholders’ equity	$130,081	$131,203

Captaris, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Quarter Ended March 31,

	2006	2005

Net revenue:
Software revenue	$7,287	$6,729
Maintenance, support and services revenue	8,308	7,412
Hardware revenue	3,978	4,606

Net revenue	19,573	18,747
Cost of revenue	5,653	6,320

Gross profit	13,920	12,427
Operating expenses:
Research and development	3,169	3,344
Selling and marketing	7,297	7,814
General and administrative	4,308	4,973
Amortization of intangible assets	354	454
Gain on sale of discontinued product line CallXpress	(1,000)	(1,000)

Total operating expenses	14,128	15,585

Operating loss	(208)	(3,158)
Other income (expense):
Interest	472	255
Other, net	(22)	(88)

Other income, net	450	167
Income (loss) from continuing operations before income tax expense (benefit)	242	(2,991)
Income tax expense (benefit)	209	(1,040)

Income (loss) from continuing operations	33	(1,951)
Discontinued operations:
Gain from sale of MediaTel assets, net of income tax expense of $31 and $4, respectively	48	6

Income from discontinued operations	48	6

Net income (loss)	$81	$(1,945)

Basic net income (loss) per common share:
Income (loss) from continuing operations	$0.00	$(0.07)
Income from discontinued operations	0.00	0.00

Net income (loss)	$0.00	$(0.07)

Diluted net income (loss) per common share:
Income (loss) from continuing operations	$0.00	$(0.07)
Income from discontinued operations	0.00	0.00

Net income (loss)	$0.00	$(0.07)

Weighted average basic common shares	28,347	29,466
Weighted average diluted common shares	28,580	29,466

Captaris, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended March 31,

	2006	2005

Cash flows from operating activities:
Net income (loss)	$81	$(1,945)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	847	880
Amortization	835	935
Stock-based compensation expense (benefit)	91	(195)
Provision for doubtful accounts	59	152
Loss on disposition of equipment	9	1
Changes in assets and liabilities:
Accounts receivables, net	4,453	2,730
Inventories	(382)	88
Prepaid expenses and other assets	(426)	(759)
Deferred income tax assets, net	254	(1,071)
Accounts payable	(298)	(2,040)
Accrued compensation and benefits	(907)	(1,022)
Other accrued liabilities	(169)	(112)
Income taxes payable and deferred tax liabilities	(339)	698
Deferred revenue	449	596

Net cash flow provided by (used in) operating activities	4,557	(1,064)

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(66)	(760)
Purchase of investments	(9,787)	(11,508)
Purchase of businesses, net of cash acquired	—	(6)
Proceeds from sales and maturities of investments	8,632	10,719

Net cash used in investing activities	(1,221)	(1,555)

Cash from financing activities:
Proceeds from exercises of stock options	328	64
Repurchase of common stock	(884)	—
Excess tax benefits from stock-based compensation	215	—

Net cash (used in) provided by financing activities	(341)	64

Net increase (decrease) in cash	2,995	(2,555)
Effect of exchange rate changes on cash	(15)	17
Cash and cash equivalents at beginning of period	6,420	7,563

Cash and cash equivalents at end of period	$9,400	$5,025

Cash paid during the period for income taxes	$74	$29

Captaris, Inc.
Additional Information
(in thousands)
(Unaudited)

	Amortization[1]	Total

2006
Cost of revenue	$481	$481

Operating expenses:
Research and development		—
Selling, general and administrative		—
Amortization of intangible assets	354	354

Total operating expenses	354	354

2005
Cost of revenue	$481	$481

Operating expenses:
Research and development		—
Selling, general and administrative		—
Amortization of intangible assets	454	454

Total operating expenses	454	454

Notes:
1. The three months ended March 31, 2006 and 2005 include amortization of purchased intangibles recorded both in Cost of Revenue and Operating Expenses.